Exhibit 5.1

[Letterhead of Seyfarth Shaw LLP]

March 21, 2011

SinoHub, Inc.
6/F, No. 5 Qiongyu Road
Central Area, Technology Park
Nanshan District, Shenzhen
China 518057

Re:           Issuance and Sale of Shares of Common Stock and Warrants

Ladies and Gentlemen:

We have acted as legal counsel to Sinohub, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of 4,791,097 shares of common stock of the Company, par value $0.001 per share (the “Offered Shares”) and warrants (the “Warrants” and the Offered Shares, collectively, referred to as the “Securities”) to purchase up to 1,437,329 shares of common stock of the Company, par value $0.001 per share (the “Warrant Shares”).  The Securities are being sold by the Company pursuant to that certain Securities Purchase Agreement, dated March 16, 2011 (the “Purchase Agreement”), by and among the Company and purchasers named therein (the “Purchasers”), as well as an effective registration statement (the “Registration Statement”) on Form S-3 (File No. 333-171540) that was declared effective by the U.S. Securities and Exchange Commission (the “Commission”) on January 12, 2011, the statutory prospectus included therein, and the prospectus supplement dated March 16, 2011, and filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.  Capitalized terms not defined herein have the meanings ascribed to them in the Purchase Agreement.

We have examined originals or copies certified or otherwise identified to our satisfaction, of such documents, necessary or appropriate for purposes of rendering this opinion letter, including (a) the Amended and Restated Certificate of Incorporation of the Company, as amended, (b) the Amended and Restated By-laws of the Company, as amended, (c) the Purchase Agreement, (d) the form of Warrant, (e) the Registration Statement, (f) the Base Prospectus, (g) the Prospectus Supplement dated March 16, 2011, (h) resolutions of the Board of Directors of the Company duly adopted on January 3, 2011, March 14, 2011 and March 15, 2011, (i) a good standing certificate issued by the Department of State of the State of Delaware, dated March 17, 2011, to the effect that the Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Delaware and is duly authorized to transact business in the State of Delaware; (j) a certificate of the chief executive officer and chief financial officer of the Company dated March 21, 2011; (k) certain investor waiver letters dated March 15, 2011 with respect to participation rights under that certain Securities Purchase Agreement dated as of February 24, 2010, as amended on February 26, 2010, and (l) such other documents, records and other instruments and matters of law as we have deemed necessary or appropriate for purposes of this opinion letter (collectively, the “Offering Documents”).

In all such examinations, we have assumed:

1.           the genuineness of all signatures on original and certified Offering Documents;

2.           the legal capacity of all natural persons;

3.           the authenticity of all documents submitted to us as originals;

4.           the conformity to executed documents of all unexecuted copies submitted to us, and the conformity to the originals of photocopies;

5.           the authority of each individual executing any of the Offering Documents on behalf of a party (other than the Company); and

6.           that each of the parties (other than the Company) executing any of the Offering Documents has duly and validly executed and delivered each of the Offering Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

We are admitted to the Bar in the State of New York and we express no opinion as to the laws of any other jurisdiction, except the federal laws of the United States of America, and the general corporate laws of the State of Delaware, and we express no opinion with respect to any state securities or blue sky laws.

Based upon the foregoing and subject to the assumptions, limitations and exceptions set forth herein, we are of the opinion that as of the date hereof:

1.           The Offered Shares to be purchased by the Purchasers from the Company have been duly authorized for issuance and sale pursuant to the Purchase Agreement and, when issued and delivered by the Company pursuant to the Purchase Agreement against payment of the consideration set forth therein, the Securities will be validly issued, fully paid and nonassessable;

2.           The Warrants to be purchased by the Purchasers from the Company have been duly authorized for issuance and sale pursuant to the Purchase Agreement and, when issued and delivered by the Company pursuant to the Purchase Agreement against payment of the consideration set forth therein, the Securities will be validly issued.

3.           The Warrant Shares have been duly authorized and when issued upon such exercise in accordance with the terms of the Warrants will be validly issued, fully paid and nonassessable.

This opinion is issued to you solely for use in connection with the Registration Statement and is not to be quoted or otherwise referred to in any financial statements of the Company or any other document, nor is it to be filed with or furnished to any government agency or other person, without our prior written consent.

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus supplement, dated March 16, 2011, relating to the Securities, and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, to be filed with the Commission on March 21, 2011. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission adopted under the Act.

Very truly yours,

/s/ SEYFARTH SHAW LLP